Exhibit 4.5
Convertible And Redeemable Note

Amount: US$xxx	Dated: August 03, 2007
Shares: xxx
Warrants: xxx	Lender: (name)

THIS PROMISSORY NOTE is entered into on this 3rd day of August 2007 (this "Agreement"), by and among MetaSwarm, Inc., a Florida corporation ("Borrower"), and (name), ("Lender").

WHEREAS, on or about the 3rd day of August, 2007, Borrower executed this Promissory Note payable to Lender in the original principal amount of xxx dollars ($xxx.00) (hereinafter the "Promissory Note"); and

WHEREAS, In connection with execution of the Promissory Note, Borrower agrees to provide for Conversion of the Promissory Note into Common Shares of Stock of Borrower; or full repayment of the loan principal.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt, and adequacy of which are hereby acknowledged by all parties hereto, Borrower and Lender agree to the Promissory Note provisions as set forth herein below.

Acknowledgment of obligations under Promissory Note. Borrower hereby acknowledges and agrees that Lender funded to Borrower the Principal Amount as defined herein, that Borrower actually received the Principal Amount from Lender and that Borrower has not repaid any portion of the Principal Amount nor any installment of interest due thereon to Lender. Borrower further acknowledges and agrees that the Promissory Note, inclusive of the Principal Amount and all interest accrued thereon from the date of the execution thereof through the date hereof remains unpaid, constitutes a valid and existing debt obligation of Borrower, that Borrower has no defenses to its obligation to pay the Principal Amount and all interest accrued thereon from the date of the execution thereof through the date hereof and that Borrower has no right to any offsets or other deductions therefrom.

FOR VALUE RECEIVED, MetaSwarm, Inc., the Borrower, subject to the terms and conditions herein, to repay the value of xxx dollars ($xxx); as set forth by the terms of either Conversion Option (1)  or Redemption Option (2):

1.	Conversion Option

1. 1 The Promissory Note will be converted at the expiry of a period of  three (3) months from the date of this Note (the "Maturity Date") into such number of common shares of the Borrower (the "Shares") as determined by dividing the principal amount of the Note to be converted by the conversion price of US$0.20 per share; with an additional warrant to purchase ½ common share per each converted share at a price of US$0.30 per share with warrant rights expiring 5 years from date of execution of the Promissory Note. The debt evidence by the Promissory Note shall then be considered paid in full with no further recourse.

Dilution restrictions will apply, and all shareholders will participate proportionally in any stock splits, recapitalizations or distributions as determined by the shareholders.

2.	Redemption Option

2.1 Should the Lender elect not to convert the Promissory Note into Common Shares Option at the Maturity Date, upon the Lender’s written request, the Borrower shall repay all indebtedness to the Lender and redeem the said Promissory Note.  The redemption shall occur within 90 days of receipt, by the Borrower, of a written notification of Lender’s election.

At redemption, the Borrower shall pay to the Lender an amount equal to the full face value of the Promissory Note plus all Interests calculated at a per annum rate of 10.00% from date of the Value received to the date of payment.

2.2  All Notes which are converted in accordance with this Clause 2 shall forthwith be cancelled.

3.	Additional Terms
This Promissory Note is not transferable except with the written consent of the Borrower.

The Borrower hereby acknowledges and covenants that the benefit of the covenants, obligations and conditions on the part of or binding upon it contained in this Note shall endure to the Lender.

The Lender shall have a right to request the Borrower to issue such Shares converted under Clause 1 to any nominee as directed by the Lender.

All funds shall be made in US$ (or other currency as agreed by the parties) in cleared funds on the due date for payment to a bank account specified by the relevant party.

Notwithstanding anything in this Note to the contrary, the obligations of the Borrower under this Note shall be absolute and the Borrower expressly and unconditionally waives any and all rights to offset, deduct or withhold any payments or charges due under this Note for any reason whatsoever.

If the Borrower shall fail to pay when due any sums payable hereunder and such failure shall remain unremedied for a period of ten business days after notice thereof shall have been given to the Borrower by the Lender, then the Lender may, at its sole option, declare all sums owing under this Note immediately due and payable.

The acceptance by any Note Holder of this Note of any payment that is less than the total of all amounts due and payable at the time of such payment shall not constitute a waiver of such holders rights or remedies at the time or at any subsequent time, without the express written consent of such holder, except as and to the extent otherwise provided by law.

This Note may be waived, changed, modified or discharged only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

This Note shall be construed and enforced in accordance with, and governed by, the laws of  the state of Florida (USA).

All notices required or desired to be given hereunder shall be given in writing and signed by the party so giving notice, and shall be effective when delivered to the party or upon certified receipt of courier or overnight carrier if sent by commercial overnight carrier and addressed as set forth below.  A notice not given by overnight carrier in the manner described in the preceding sentence shall be deemed given if and when actually received by the party to whom it is given.

To Lender:	(name)
(address)
(city, state zip)
SSN: xxx

To the Company:	MetaSwarm, Inc.
530 S. Lake Ave., #186
Pasadena, CA 91101

If any provision of this Note, or the application hereof to any circumstance, is found to be unenforceable, invalid or illegal, such provision shall be deemed to be deleted from this Note or not applicable to such circumstance, as the case may be, and the remainder of this Note shall not be affected or impaired thereby.

MetaSwarm, Inc.:	Lender:

Marvin Shannon Chairman and CEO	(name)

Date	Date

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